
                          FIELDS AIRCRAFT SPARES, INC.

        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
        --------------------------------------------------------------

                                                        Year Ended           Year Ended                Year Ended
                                                       December 31,          December 31,             December 31,
                                                           1997                  1996                     1995
                                                       ------------          -----------              ------------
Additional common shares if
  preferred convertible option
  is exercised:
    25% of common shares
    outstanding at date of
    conversion                                                                     514,220                355,625

Number of common shares
  outstanding at the beginning
  of the year                                            1,302,137                 984,352                944,352

Total weighted average common
  share equivalents at the end of
  the year (primary)                                     2,262,578               1,840,543              1,312,469

Total weighted average common
  share equivalents at the end
  of the year (fully-diluted)                            2,325,078               1,840,543              1,312,469

Net income (loss)                                  $      (147,000)           $   (242,000)          $  4,547,000

Primary earnings (loss) per share                  $          (.07)           $       (.13)          $       3.47

Fully-diluted earnings (loss) per
     share                                         $          (.06)           $       (.13)          $       3.47
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